FOR:	Bakers Footwear Group

CONTACTS:	Todd Fromer / Michael Cimini (212) 896-1215 / (212) 896-1233 todd@kcsa.com / mcimini@kcsa.com

Bakers Footwear Announces Exercise of Full Over-Allotment Option

ST. LOUIS, Mo., March 12, 2004 – Bakers Footwear Group (Nasdaq: BKRS) today announced that Ryan Beck & Co. and BB&T Capital Markets, joint lead managers of the Company’s recently completed initial public offering (IPO), have exercised in full their over-allotment option to purchase an additional 324,000 shares of common stock at the public offering price of $7.75 per share.

The over-allotment option was granted in connection with Bakers Footwear’s IPO of 2,160,000 common shares, which closed on February 10, 2004. After payment of an underwriting discount and related offering expenses, total net proceeds to Bakers Footwear from the IPO, including the over-allotment shares, are expected to be approximately $16.2 million. After the exercise of the over-allotment, the company now has 5,102,481 shares outstanding.

This press release is neither an offer to sell nor a solicitation to buy any securities. The offering is being made solely by means of a prospectus, copies of which may be obtained by contacting Ryan Beck & Co., 220 South Orange Avenue, Livingston, NJ 07039.

About Bakers Footwear Group
Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 12 and 29. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 24.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. THIS PRESS RELEASE CONTAINS A FORWARD-LOOKING STATEMENT (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934) RELATING TO THE CLOSING OF THE OFFERING. BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. THE CLOSING OF THE OFFERING IS SUBJECT TO CUSTOMARY CLOSING CONDITIONS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.